Exhibit 99.1

Hexcel Corporation

281 Tresser Blvd

Stamford, CT 06901

April 27, 2007

Mr. Stephen C. Forsyth

321 Blackberry Drive

Stamford, CT  06903

Re:  Resignation from Hexcel Corporation (the “Company”)

Dear Stephen:

As we discussed, the Company is willing to extend the exercisability of your vested options in connection with your resignation if you agree, subject to certain exceptions, not to solicit our employees for a period of two years.

In particular, the Company agrees that all options to purchase Hexcel common stock granted to you under the Hexcel Corporation 2003 Incentive Stock Plan that are outstanding on April 27, 2007, to the extent such options are vested on such date, shall remain outstanding and exercisable until December 31, 2007.  These options are listed on Schedule A attached to this letter.

In return, you agree that prior to April 27, 2009 you will not, directly or indirectly, engage in soliciting for employment, or in hiring, by your new employer (including any subsidiary or successor entity), any officer, director or management level employee of the Company (including any subsidiary or successor entity), except that you shall not be precluded from engaging in soliciting or hiring any person who (i) initiates discussions with your new employer regarding such employment without any direct or indirect solicitation by you, (ii) has been terminated by the Company or any subsidiary prior to commencement of employment discussions with you or (iii) is identified as the result of a general solicitation or broad-based executive search not targeted to evade the provisions of this paragraph.

You further agree that in the event of any breach of this letter agreement by you before December 31, 2007, the Company will have the right to reduce the exercisability period of any unexercised options on Schedule A to the end of the third trading day after the Company notifies you in writing of such breach, even if the new expiration date is within the exercisability period that applied prior to the extension of the options granted pursuant to this letter.

If you agree with the foregoing, please sign this letter in the space provided below.

Very truly yours,

/s/ DAVID E. BERGES
D.E. Berges
Chairman, CEO

Accepted and Agreed:

/s/ STEPHEN C. FORSYTH
Stephen C. Forsyth

Schedule A

Grant Date	Price	Total Number of Outstanding Shares Underlying Option	Outstanding Shares Underlying Option that are Vested as of April 27, 2007
02/07/2006	$22.00	22,261	7,421
01/06/2005	$14.51	33,068	22,046
01/06/2004	$7.38	58,404	58,404
01/06/2003	$3.13	33,000	33,000
12/20/2000	$11.00	50,000	50,000
12/20/2000	$9.9375	38,400	38,400
12/02/1999	$5.75	51,000	51,000
12/02/1999	$5.75	35,000	35,000
02/03/1999	$9.0625	4,159	4,159
10/30/1998	$12.00	152,000	152,000
10/13/1998	$8.75	29,400	29,400
01/02/1998	$24.00	12,800	12,800